Exhibit 99.1
Charah Solutions, Inc. Reports Fourth Quarter and Full Year 2020 Results
$715 Million of New Business Awards in 2020, a New Record and 66% Increase from 2019
New Awards Drive Growth in 2021 and Beyond
Company Issues Inaugural ESG Report
Innovative Beneficiation Technology Rebranded as EnviroSourceTM Ash Beneficiation Technology
Louisville, KY – March 24, 2021 – Charah Solutions, Inc. (NYSE: CHRA), a leading provider of environmental services and byproduct sales to the power generation industry, today announced financial results for its fourth quarter and full year ended December 31, 2020. Net loss attributable to common stockholders for the fourth quarter of 2020 was $36.2 million, or $1.21 per basic share, and net loss attributable to Charah Solutions, Inc. for the fourth quarter of 2020 was $33.9 million. Adjusted net loss(1) and Adjusted loss per basic share(1) for the fourth quarter of 2020 were $10.7 million and $0.36, respectively, and Adjusted EBITDA(1) was $4.1 million. For the full year 2020, net loss attributable to common stockholders was $60.4 million, or $2.02 per basic share and net loss attributable to Charah Solutions, Inc. was $55.9 million. Excluding certain charges, for the full year 2020, Adjusted net loss(1) and Adjusted loss per basic share(1) were $25.2 million and $0.84, respectively, and Adjusted EBITDA(1) was $25.0 million.
Business Update
“I am delighted with our growth in new business awards in 2020. We had a record year, with $715 million of new awards, up approximately 66% from 2019, our previous record year. In addition, the pace of new wins picked up in the fourth quarter of 2020, and we are starting 2021 with incredible momentum. From the fourth quarter of 2020 through today, we have converted just under $1 billion of our pending bids pipeline into new long-term awards, including $433 million of new business awarded in the fourth quarter, underpinned by the Dominion Energy beneficial use project, and in the first three months of this year, we have received additional awards totaling more than $500 million, driven mainly by two long-term remediation projects for a large southeastern utility,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions, Inc. “New awards to date will have a meaningful contribution in 2021 and will position Charah Solutions for strong growth in revenue, earnings and cash flow in 2021 and beyond. We believe that the increasing emphasis at the federal and state levels on environmental remediation and the growing demand for fly ash in concrete will continue to create opportunities for Charah Solutions' one-stop solution for remediation and compliance services, byproduct sales, fossil services and environmental risk transfer (“ERT”) services.”
“I am also very pleased to communicate the full story of Charah Solutions’ outstanding environmental leadership through our inaugural Environmental, Social and Governance (“ESG”) Report issued last week. For most companies, sustainability is a byproduct of what they do. At Charah Solutions, sustainability is integral to what we do and who we are. Our work, mission, and Company culture are directly aligned with providing powerful services and sustainable solutions to solve the power industry’s most complex environmental challenges. Together, Charah Solutions’ management and employees are united in our firm commitment to environmental, social and governance responsibilities, and we demonstrate that commitment daily,” continued Mr. Sewell.
“In keeping with our objective of expanding our byproduct sales opportunities and our commitment to improving the land and air through the environmentally responsible recycling of fossil power generation byproducts, we are happy to announce that we have rebranded our innovative MP618® ash beneficiation technology as EnviroSource™ ash beneficiation technology. Our recovery of coal ash enables environmental recycling of this ash to produce concrete to satisfy the growing infrastructure demands that utilize millions of tons of coal ash every year, thus preserving natural resources while dramatically reducing the need for landfill space. Our EnviroSource™ ash beneficiation technology improves fly ash quality so that significantly more tons of fly ash can be recycled and marketed for reuse. This technology notably reduces the environmental carbon footprint created by Portland cement that would otherwise be emitted into the atmosphere and provides a superior product at lower costs. Substituting recycled ash to make “Green Concrete” also makes it a stronger product for use in bridges, highways, and buildings.”
“Except for the finalization of a previously disclosed ERT transaction that slipped into the first quarter of 2021 and after accounting for the disposal of our Allied Power subsidiary during the fourth quarter, our FY2020 results were broadly in line with our expectations. This ERT transaction has now closed and is included in our 2021 guidance discussed further below. We are more encouraged than ever by our record growth in new awards during 2020 and thus far in 2021 and by the multi-billion dollar ash remediation and byproduct sales opportunities that we remain laser-focused on capturing. I am very proud of the way that our team has responded to the many challenges of the past year, and I again want to thank our dedicated Charah Solutions employees who are working every day to deliver Service Above All to our customers,” concluded Mr. Sewell.

Summary of Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share and margin data)	2020	2019	2020	2019
Revenue	$65,680	$54,954	$232,377	$244,661
Gross profit	4,371	7,865	22,807	21,275
Gross margin	6.7%	14.3%	9.8%	8.7%
Net loss attributable to Charah Solutions, Inc.	(33,861)	(17,900)	(55,863)	(42,058)
Net loss attributable to common stockholders	(36,226)	(17,900)	(60,388)	(42,058)
Loss per common share (basic/diluted) to common stockholders	$(1.21)	$(0.60)	$(2.02)	$(1.43)

Non-GAAP Financial Measures
Adjusted net loss(1)	$(10,721)	$(17,476)	$(25,224)	$(34,635)
Adjusted loss per basic/diluted share(1)	$(0.36)	$(0.59)	$(0.84)	$(1.17)
Adjusted EBITDA(1)	4,145	5,991	24,982	18,140
Adjusted EBITDA margin(1)	6.3%	10.9%	10.8%	7.4%
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
On November 19, 2020, the Company sold its Allied Power Holdings LLC (“Allied”) maintenance, modification and repair services subsidiary to an affiliate of Bernhard Capital Partners Management, LP (“BCP”) in an all-cash deal for $40.0 million. For purposes of our consolidated financial statements and information included in this release prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), Allied is classified as held for sale and discontinued operations. Therefore, Allied is excluded from GAAP revenue and operating income from continuing operations. Net loss and diluted loss per share include the results from Allied's discontinued operations. For purposes of Adjusted EBITDA(1) and our Consolidated Statements of Cash Flow, the Company has included Allied's results.
During the fourth quarter of 2020, we realigned our operating segments into one reportable segment to reflect the suite of end-to-end services we offer our utility and independent power generation partners and how our Chief Operating Decision Maker reviews consolidated financial information to evaluate our results of operations, assess performance and allocate resources. Since the Company has a single operating segment, all required financial segment information can be found in the consolidated financial statements in this press release and our Annual Report on Form 10-K. We reclassified prior year results to conform to this presentation. Refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2021 for further details regarding our segment realignment.
Three Months Ended December 31, 2020 Results
Revenue increased $10.7 million, or 19.5%, for the three months ended December 31, 2020 to $65.7 million as compared to $55.0 million in the three months ended December 31, 2019, primarily driven by an increase in remediation and compliance revenue from new project work, partially offset by a decline in byproduct sales offerings due to lower plant ash production that we believe was due to lower demand as a result of the COVID-19 pandemic. Gross profit decreased $3.5 million, or 44.4%, for the three months ended December 31, 2020 to $4.4 million as compared to $7.9 million in the three months ended December 31, 2019. As a percentage of revenue, gross profit was 6.7% and 14.3% for the three months December 31, 2020 and 2019, respectively. The decrease in gross profit was primarily driven by an inventory reduction associated with slow moving stockpiles at two of our locations and lower revenue associated with our byproduct sales offerings, partially offset by an increase in remediation and compliance revenue.
Net loss attributable to Charah Solutions, Inc. increased $16.0 million, or 89.2%, for the three months ended December 31, 2020 to $33.9 million as compared to $17.9 million for the three months ended December 31, 2019. The increase in loss was primarily due to an increase in impairment expense, a loss from our equity method investment, and the previously mentioned decrease in gross profit, partially offset by an increase in our income tax benefit and a gain on change in contingent payment liability. Impairment expense increased $31.6 million for the three months ended December 31, 2020, primarily due to the $21.0 million Charah Solutions trade name intangible asset impairment and adverse changes in how certain grinding assets were going to be used in the future that resulted in $10.6 million of non-cash impairments for technology-related construction in progress assets, equipment, and intangible asset. The loss from our equity method investment was primarily driven by a $3.8 million impairment of the December 31, 2020 carrying value of our investment in the joint venture due to the joint venture ending in the first quarter of 2021. The increase in the income tax benefit was primarily driven by a decrease in the amount of the valuation allowance recorded during the three months ended December 31, 2020 compared to the three months ended December 31, 2019 and an increase in our loss from continuing operations before tax. Gain on change in contingent payment liability increased $9.7 million due to a reduction of a contingent liability as we determined that certain performance sales levels using the previously mentioned grinding technology assets would not be achieved.
    Adjusted EBITDA(1) decreased $1.9 million, or 30.8%, to $4.1 million for the three months ended December 31, 2020 compared to $6.0 million for the three months ended December 31, 2019.
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Year Ended December 31, 2020 Results
Revenue decreased $12.3 million, or 5.0%, for the year ended December 31, 2020, to $232.4 million as compared to $244.7 million for the year ended December 31, 2019, primarily driven by a decrease in byproduct sales offerings due to lower plant production that we believe was due to lower demand as a result of the COVID-19 pandemic and two hurricanes that disrupted plant operations. This decrease was partially offset by increased remediation and compliance revenue resulting from the non-recurrence of the $10.0 million revenue reversal associated with the completion of the Brickhaven deemed termination in 2019 and new project work started during the second half of 2020. Gross profit increased $1.5 million, or 7.2%, for the year ended December 31, 2020 to $22.8 million as compared to $21.3 million for the year ended December 31, 2019. As a percentage of revenue, gross profit was 9.8% and 8.7% for the year ended December 31, 2020 and 2019, respectively. The increase in gross profit was due primarily to the non-recurrence in the current year of the $10.0 million revenue reversal associated with the completion of the Brickhaven project resulting from the deemed termination that occurred during 2019 and an increase in gross profit from a $1.8 million reduction in our asset retirement obligation resulting from changes in the estimated timing and cash flows associated with our future obligations. These increases were partially offset by an inventory reduction associated with slow-moving stockpiles at two of our locations and a decrease in revenue associated with our byproduct sales offerings.
Net loss attributable to Charah Solutions, Inc. increased $13.8 million, or 32.8%, for the year ended December 31, 2020 to $55.9 million as compared to $42.1 million for the year ended December 31, 2019. The increase in loss was primarily attributable to the previously discussed impairment expense, loss on extinguishment of debt and a loss from our equity investment, partially offset by a decrease in general and administrative expenses, a gain on change in contingent payment liability and an increase in the income tax benefit. Impairment expense increased $38.0 million for the year ended December 31, 2020 driven by the $21.0 million Charah Solutions trade name impairment, adverse changes in how certain grinding assets were going to be used in the future that resulted in $10.6 million non-cash impairments for technology-related construction in progress assets, equipment and intangible asset and the expiration of the purchase option liability that resulted in a $6.4 million non-cash impairment related to the associated structural fill site asset. The loss from our equity method investment was primarily attributable to a $3.8 million impairment of the December 31, 2020 carrying value of our investment in the joint venture due to the joint venture ending in the first quarter of 2021. The decrease in general and administrative expenses was primarily attributable to staff reductions, cost-cutting measures implemented in April 2020 in response to the COVID-19 pandemic, other cost-savings initiatives and lower transaction costs in the current period related to the Credit Facility and a $7.1 million reduction in expense from the expiration of our purchase option liability during the current period, partially offset by $2.9 million in lower non-cash general and administrative expenses during the year ended December 31, 2019 associated with the amortization of the purchase option liability due to the deemed termination of the Brickhaven contract. Gain on change in contingent payment liability increased $9.7 million due to a reduction of a contingent liability as we determined that certain performance sales levels using the previously mentioned grinding technology assets would not be achieved. The increase in the income tax benefit was primarily driven by a decrease in the amount of the valuation allowance recorded during the year ended December 31, 2020 compared to the year ended December 31, 2019 and an increase in our loss from continuing operations before tax.
Adjusted EBITDA(1) increased $6.9 million, or 37.7%, for the year ended December 31, 2020 to $25.0 million as compared to $18.1 million for the year ended December 31, 2019.
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Business Developments
New Business Awards
Charah Solutions won $715 million of new awards in 2020, an increase of 66% from our previous record of $430 million in 2019, including $433 million of new awards in the fourth quarter of 2020. Our fourth quarter new awards are underpinned by the Dominion Energy beneficial reuse project we announced earlier this year. To date in 2021, we have won additional new awards totaling more than $500 million, driven mainly by two long-term remediation projects for a large southeastern utility. With the increasing emphasis at the federal and state levels on environmental remediation and the opportunities for expanding byproduct sales afforded by growth in demand for fly ash in concrete, we continue to see increasing opportunities for Charah Solutions' one-stop solution for remediation and compliance services, byproduct sales, fossil services and ERT services. New awards to date coupled with continued successful pipeline conversion will have a meaningful contribution in 2021 and beyond and will position Charah Solutions for growth in revenue, earnings and cash flow. Though the timing of future awards is difficult to determine, we believe these recent awards demonstrate we are well-positioned to benefit from the momentum for responsibly recycling and remediating coal ash and that we will capture a significant portion of this growing market opportunity.
ESG Reporting
As a sustainability leader in utility services for over 30 years, we recently issued our first annual ESG Report to showcase our Company’s significant milestones in fulfilling our ESG commitments and sustainably preserving our natural resources for the betterment of our planet, our communities, and our customers. Charah Solutions is truly one of America’s best examples of resource conservation and recovery through the beneficial recycling of coal ash, ash impoundment closure services, and the remediation and redevelopment of land for community and commercial use. Sustainability is a Charah Solutions core value, and our focus is on developing innovative solutions to complex environmental issues for the betterment of the planet. We believe reporting on sustainability is critical for our stakeholders’ growing need for information, and we are pleased to begin this vital initiative.
ERT Services
We see increasing opportunities to provide creative solutions to utilities’ environmental remediation and compliance challenges by expanding our ERT services. We continue to perform very well on our first ERT project with a utility in the upper Midwest. We also recently announced an acquisition of the Texas Municipal Power Agency’s (“TMPA”) Gibbons Creek Steam Electric Station and Reservoir in Grimes County, Texas and that we intend to begin remediation and redevelopment of the property immediately. As part of this agreement, Charah Solutions, through its subsidiary Gibbons Creek Environmental Redevelopment Group, LLC (“GCERG”), will be responsible for the shutdown and decommissioning of the coal power plant as well as performing all environmental remediation work for the site landfills and ash ponds. GCERG plans to redevelop the property in an environmentally conscious manner that will expand economic activity and benefit the surrounding communities through job creation, promotion of industry, support of the tax base and restoration of the property to a state that will enable it to be put to its best potential use. The existing power plant will be demolished, and potential redevelopment uses for the property include solar, battery, and energy storage options that utilize the existing transmission system, maximize the reservoir’s potential, and reuse the vast rail system and other environmentally-responsible industrial uses. We believe our ERT offerings deliver turn-key environmental solutions to utilities while providing attractive growth opportunities and returns to Charah Solutions.
Technology
In keeping with our objective to expand our byproducts sales opportunities and our commitment to improving the land and air through the environmentally-responsible recycling of fossil power generation byproducts, we have rebranded our innovative ash beneficiation technology, formerly MP618® technology, to EnviroSource™ ash beneficiation technology. During the fourth quarter of 2020, we continued to pursue project financing for these projects as we continued our deployment planning with customers. The beneficial recycling of ash in concrete production using our EnviroSource™ ash beneficiation technology improves fly ash quality so that significantly more tons of fly ash can be recycled and marketed for reuse. This technology significantly reduces the environmental carbon footprint created by Portland cement that would otherwise be emitted into the atmosphere and provides a superior product at lower costs. Substituting recycled ash to make “Green Concrete” also makes it a stronger product for use in bridges, highways, and buildings. As more coal-fired power generation plants have been taken offline, however, the supply-demand imbalance for recycled fly ash is growing, particularly in the Western and Northeastern U.S. Charah Solutions’ EnviroSource™ ash beneficiation technology is uniquely suited to help meet this growing demand while also facilitating ongoing ash impoundment remediation.
Looking Ahead
As we begin the new year, we remain vigilant in keeping our employees safe, keeping our customers’ operations running, reducing expenses, and taking actions expected to preserve cash, strengthen our balance sheet, and enhance long-term value while positioning ourselves to take advantage of the expanding market opportunities. Our highest priority continues to be the safety and well-being of our employees and customers.
2021 Guidance
We provide mission-critical services to a diversified base of customers, a majority of whom are investment-grade regulated utilities that must continue to produce power through the current economic uncertainties. Though we are not currently seeing any significant disruptions to our business due to the critical nature of our customers’ operations, the COVID-19 pandemic and resulting potential for significant business disruptions beyond our control have created a high level of uncertainty, including but not limited to further uncertainties around demand-driven power generation. There are also timing uncertainties associated with the startup of recently announced customer awards, including ERT awards. As with our 2020 results, the impact of weather, including hurricanes, excessive rain or moderate temperatures, could adversely affect our results. Considering these uncertainties, we are providing guidance within the following ranges:
•Revenue of $260 million to $300 million
•Net loss attributable to Charah Solutions, Inc. of $5 million to $0 million
•Adjusted EBITDA(2) of $35 million to $40 million
•Free cash flow(2) of $33 million to $38 million
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, specifically including, but not limited to, no material customer work stoppages, no significant employee absences, and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2021 outlook.
(2)The forward-looking measures of 2021 Adjusted EBITDA and Free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc. and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Thursday, March 25, 2021 to discuss the fourth quarter and full fiscal year 2020 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live on this conference call, please register at directeventreg.com using conference ID 3563068. A confirmation email will be sent after registering, including dial-in details and a unique code for entry. We recommend registering a day in advance or, at a minimum, 15 minutes before the scheduled start time of the call. Participants may also listen to the conference call via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Thursday, March 25, 2021. Also, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 3563068.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct sales to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects to sustainably manage and recycle ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers' most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit www.charah.com.
Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353
Media Contact
Keaton Price
PriceWeber Marketing
media@charah.com
(502) 593-4692

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the fiscal year ended December 31, 2020 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net earnings attributable to Charah Solutions, Inc. before loss on extinguishment of debt, impairment expense, gain on change in contingent payment liability, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined according to GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ Adjusted EBITDA presentation should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the Company’s business's success in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss as net loss attributable to common stockholders excluding discontinued operations net income or loss plus, on a post-tax basis, loss on extinguishment of debt, impairment expense, gain on reversal of contingent payment liability, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than net loss attributable to common stockholders. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Free cash flow is not a financial measure determined in accordance with GAAP. We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Consolidated Balance Sheets
(amounts in thousands except par value amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$24,787	$4,912
Restricted cash	4,424	1,000
Trade accounts receivable, net	46,609	37,325
Receivable from affiliates	182	390
Contract assets	18,329	20,641
Inventory	5,917	14,792
Income tax receivable	260	1,374
Prepaid expenses and other current assets	5,287	3,146
Current assets of discontinued operations held for sale	—	14,930
Total current assets	105,795	98,510
Property and equipment, net	49,470	83,498
Goodwill	62,193	62,193
Intangible assets, net	61,426	92,473
Equity method investments	831	5,078
Other assets	1,245	188
Long-term assets of discontinued operations held for sale	—	13,816
Total assets	$280,960	$355,756

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,613	$17,518
Contract liabilities	6,295	582
Capital lease obligations, current portion	2,199	—
Notes payable, current maturities	22,308	34,873
Asset retirement obligation	2,043	9,944
Purchase option liability	—	7,110
Accrued liabilities	34,937	15,796
Other liabilities	935	1,116
Current liabilities of discontinued operations held for sale	—	27,686
Total current liabilities	84,330	114,625
Deferred tax liabilities	368	1,492
Contingent payments for acquisitions	1,950	11,481
Asset retirement obligation	3,116	5,187
Line of credit	12,003	19,000
Capital lease obligations less current portion	4,485	—
Notes payable, less current maturities	124,969	150,698
Other liabilities	2,000
Total liabilities	233,221	302,483

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50 shares authorized, 26 shares issued and outstanding as of December 31, 2020; aggregate liquidation preference of $28,783 as of December 31, 2020	27,423	—

Stockholders’ equity
Retained losses	(88,865)	(33,002)
Common Stock — $0.01 par value; 200,000 shares authorized, 30,077 and 29,624 shares issued and outstanding as of December 31, 2020 and 2019, respectively	300	296
Additional paid-in capital	108,471	85,187
Total stockholders’ equity	19,906	52,481
Non-controlling interest	410	792
Total equity	20,316	53,273
Total liabilities and equity	$280,960	$355,756

CHARAH SOLUTIONS, INC.
Consolidated Statements of Operations
(unaudited except year ended 2020 and 2019 amounts)
(amounts in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$65,680	$54,954	$232,377	$244,661
Cost of sales	61,309	47,089	209,570	223,386
Gross profit	4,371	7,865	22,807	21,275
General and administrative expenses	12,695	12,137	34,064	51,085
Gain on change in contingent payment liability	(9,702)	—	(9,702)	—
Impairment expense	31,615	—	38,014	—
Operating loss	(30,237)	(4,272)	(39,569)	(29,810)
Interest expense, net	(3,309)	(3,295)	(13,774)	(14,624)
Loss on extinguishment of debt	—	—	(8,603)	—
(Loss) income from equity method investment	(3,763)	411	(2,516)	2,295
Loss from continuing operations before income taxes	(37,309)	(7,156)	(64,462)	(42,139)
Income tax (benefit) expense	(1,522)	11,679	(914)	4,190
Loss from continuing operations, net of tax	(35,787)	(18,835)	(63,548)	(46,329)
Income from discontinued operations, net of tax	1,944	1,533	8,883	7,105
Net loss	(33,843)	(17,302)	(54,665)	(39,224)
Less income attributable to non-controlling interest	18	598	1,198	2,834
Net loss attributable to Charah Solutions, Inc.	$(33,861)	$(17,900)	$(55,863)	$(42,058)
Amounts attributable to Charah Solutions, Inc.
Loss from continuing operations, net of tax and non-controlling interest	$(35,805)	$(19,433)	$(64,746)	$(49,163)
Deemed and imputed dividends on Series A Preferred Stock	(147)	—	(461)	—
Series A Preferred Stock dividends	(2,218)	—	(4,064)	—
Net loss from continuing operations attributable to common stockholders	(38,170)	(19,433)	(69,271)	(49,163)
Net income from discontinued operations	1,944	1,533	8,883	7,105
Net loss attributable to common stockholders	$(36,226)	$(17,900)	$(60,388)	$(42,058)

Net loss from continuing operations per common share
Basic	$(1.27)	$(0.66)	$(2.32)	$(1.67)
Diluted	$(1.27)	$(0.66)	$(2.32)	$(1.67)

Net income from discontinued operations per common share
Basic	$0.06	$0.05	$0.30	$0.24
Diluted	$0.06	$0.05	$0.30	$0.24

Net loss attributable to common stockholders per common share
Basic	$(1.21)	$(0.60)	$(2.02)	$(1.43)
Diluted	$(1.21)	$(0.60)	$(2.02)	$(1.43)

Weighted-average shares outstanding used in loss per common share:
Basic	30,030	29,623	29,897	29,495
Diluted	30,030	29,623	29,897	29,495

CHARAH SOLUTIONS, INC.
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(54,665)	$(39,224)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,886	23,437
Loss on extinguishment of debt	8,603	—
Paid-in-kind interest on long-term debt	4,448	—
Impairment expense	40,772	—
Amortization of debt issuance costs	599	1,206
Deferred income tax (benefit) expense	(835)	4,359
Loss on sale of assets	708	2,376
Loss (income) from equity method investment	2,516	(2,295)
Distributions received from equity investment	1,731	2,277
Non-cash share-based compensation	2,539	2,513
(Gain) loss on interest rate swap	(181)	2,006
Gain on change in contingent payment liability	(9,702)	—
Interest accreted on contingent payments for acquisition	171	267
Increase (decrease) in cash due to changes in:
Trade accounts receivable	(21,791)	10,208
Contract assets and liabilities	8,025	65,299
Inventory	6,037	11,085
Accounts payable	(457)	(69)
Asset retirement obligation	(9,694)	(10,934)
Accrued expenses and other liabilities	13,812	(3,858)
Net cash provided by (used in) operating activities	12,522	68,653
Cash flows from investing activities:
Proceeds from the sale of equipment	1,517	2,312
Purchases of property and equipment	(4,304)	(18,071)
Proceeds from sale-leaseback transaction	7,000	—
Proceeds from the sale of subsidiary, net of subsidiary cash	37,860	—
Net cash provided by (used in) investing activities	42,073	(15,759)
Cash flows from financing activities:
Net proceeds (payments) on line of credit	(6,997)	(799)
Proceeds from long-term debt	18,897	20,843
Principal payments on long-term debt	(63,996)	(69,268)
Payments of debt issuance costs	(1,623)	(1,394)
Principal payments on capital lease obligations	(316)	—
Taxes paid related to net settlement of shares	(150)	(201)
Net proceeds from issuance of convertible Series A Preferred Stock	24,253	—
Distributions to non-controlling interest	(1,580)	(2,847)
Distributions to members	—	—
Net cash used in financing activities	(31,512)	(53,666)
Net increase (decrease) in cash, cash equivalents and restricted cash	23,083	(772)
Cash, cash equivalents and restricted cash, beginning of period	6,128	6,900
Cash, cash equivalents and restricted cash, end of period	$29,211	$6,128
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$13,331	$12,044
Cash refunded during the year for taxes	$(942)	$(1,833)

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(amounts in thousands)
(Unaudited)
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. We define Adjusted EBITDA as net earnings attributable to Charah Solutions, Inc. before loss on extinguishment of debt, impairment expense, gain on change in contingent payment liability, interest expense, net, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure.
The following represents a reconciliation of net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to Charah Solutions, Inc.	$(33,861)	$(17,900)	$(55,863)	$(42,058)
Adjustments - continuing operations
Interest expense, net	3,309	3,295	13,774	14,624
Loss on extinguishment of debt	—	—	8,603	—
Impairment expense	38,173	—	44,572	—
Gain on change in contingent payment liability	(9,702)	—	(9,702)	—
Income tax (benefit) expense	(1,522)	11,679	(914)	4,190
Depreciation and amortization	6,568	6,203	19,131	22,846
Equity-based compensation	593	737	2,394	2,414
Brickhaven contract deemed termination revenue reversal	—	—	—	10,000
Transaction-related expenses and other items(1)	42	1,114	1,130	3,458
Adjustments - discontinued operations
Interest expense, net	423	553	2,745	2,211
Income tax expense	94	—	94	—
Depreciation and amortization	122	200	755	591
Elimination of certain non-recurring legal costs and expenses(2)	—	—	(2,137)	(2,231)
Equity-based compensation	(138)	110	145	99
Transaction-related expenses and other items(1)	44	—	255	1,996
Adjusted EBITDA	$4,145	$5,991	$24,982	$18,140
Adjusted EBITDA margin(3)	6.3%	10.9%	10.8%	7.4%
(1)Represents expenses associated with the Amendment to the Credit Facility, severance costs and other miscellaneous items.
(2)Represents non-recurring legal costs associated with discontinued operations. Negative amounts represent insurance recoveries related to these matters.
(3)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Common Stockholders to Adjusted Net Loss and
Adjusted Loss per Diluted Share
(amounts in thousands)
(Unaudited)
     Adjusted net loss and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss as net loss attributable to common stockholders excluding discontinued operations net income or loss plus, on a post-tax basis, loss on extinguishment of debt, impairment expense, gain on reversal of contingent payment liability, non-recurring legal costs and expenses, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to common stockholders.
The following represents a reconciliation of net loss attributable to common stockholders, our most directly comparable financial measure, calculated and presented in accordance with GAAP, to Adjusted net loss and Adjusted net loss per basic/diluted share.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(36,226)	$(17,900)	$(60,388)	$(42,058)
Income (benefit) tax expense	(1,522)	11,679	(914)	4,190
Income from discontinued operations, net of tax	(1,944)	(1,533)	(8,883)	(7,105)
Loss on extinguishment of debt	—	—	8,603	—
Impairment expense	38,173	—	44,572	—
Gain on change in contingent payment liability	(9,702)	—	(9,702)	—
Brickhaven termination revenue reversal	—	—	—	10,000
Transaction related expenses and other items(1)	42	1,114	1,130	3,458
Adjusted loss before income taxes attributable to common stockholders	(11,179)	(6,640)	(25,582)	(31,515)
Adjusted income (benefit) tax expense(2)	(458)	10,836	(358)	3,120
Adjusted net loss income attributable to common stockholders	$(10,721)	$(17,476)	$(25,224)	$(34,635)
Weighted average basic/diluted share count(3)	30,030	29,559	29,897	29,495
Adjusted loss per diluted share	$(0.36)	$(0.59)	$(0.84)	$(1.17)

(1)Represents expenses associated with the Amendment to the Credit Facility, severance costs and other miscellaneous items.
(2)Represents the effective tax rate of 4.1% and 163.2% for the three months ended December 31, 2020 and 2019 respectively and 1.4% and 9.9% for the year ended December 31, 2020 and 2019 respectively, multiplied by adjusted net loss before income taxes attributable to common stockholders.
(3)As a result of the adjusted net loss per share for the three months ended December 31, 2020 and 2019 and for the year ended December 31, 2020 and 2019, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 1,558 and 1,420 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the three months ended December 31, 2020 and 2019, respectively, and dilutive shares (in thousands) of 1,510 and 1,329 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the years ended, December 31, 2020 and 2019, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Free Cash Flow
(amounts in thousands)
(Unaudited)
We define free cash flow as cash flows from operating activities, less cash used for capital expenditures, net of proceeds. We exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash provided by (used in) in operating activities to free cash flow, our most directly comparable financial measure calculated and presented in accordance with GAAP. The presentation of free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$1,623	$(1,522)	$12,522	$68,653
Capital expenditures, net of proceeds:
Maintenance and growth(1)	7,071	(4,087)	4,530	(8,518)
Technology	—	328	(317)	(7,241)
Total capital expenditures	7,071	(3,759)	4,213	(15,759)
Free cash flow	$8,694	$(5,281)	$16,735	$52,894
(1)Proceeds of $7,819 and $640 were included in maintenance and growth capital expenditures for the three months ended December 31, 2020 and 2019, respectively;
Proceeds of $8,517 and $2,312 were included in maintenance and growth capital expenditures for the year ended December 31, 2020 and 2019, respectively.